Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated August 19, 2010 with respect to the statement of financial condition of Jefferies Commodity Real Return ETF as of May 31, 2010 and December 31, 2009, and the related statements of changes in net assets and cash flows for the period from January 1, 2010 to May 31, 2010 and December 28, 2009 (Formation) through December 31, 2009. We also consent to the use of our report dated August 17, 2010 with respect to the consolidated statement of financial condition of Jefferies Commodity Investment Services, LLC and Subsidiaries as of May 31, 2010 and December 31, 2009, and the related consolidated statements of operations, changes in member’s deficit, and cash flows for the period from January 1, 2010 through May 31, 2010 and December 2, 2009 (Commencement of Operations) through December 31, 2009. In addition, we consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

New York, New York

August 19, 2010